Exhibit 1.1

THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in doubt as to any aspect of this Circular or as to the action to be taken, you should consult your stockbroker or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in China Unicom Limited, you should at once hand this Circular together with the accompanying form of proxy to the purchaser or other transferee or to the bank, stockbroker or other agent through whom the sale was effected for transmission to the purchaser or transferee.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this Circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Circular.

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

CONTINUING CONNECTED TRANSACTIONS

Financial Adviser to
China Unicom Limited

China International Capital
Corporation (Hong Kong) Limited

Independent Financial Adviser to
the Independent Board Committee

Lehman Brothers Asia Limited

A letter from the Board of China Unicom Limited is set out on pages 5 to 17 of this Circular. A letter from the Independent Board Committee of China Unicom Limited is set out on page 18 of this Circular.

A letter from Lehman Brothers Asia Limited containing its advice to the Independent Board Committee and the Independent Shareholders is set out on pages 19 to 30 of this Circular.

A notice dated 30 November 2004 convening an extraordinary general meeting of China Unicom Limited to be held at Harcourt Room, Basement, Conrad Hotel, Pacific Place, 88 Queensway, Hong Kong on 23 December 2004 at 2:30 p.m. is set out on page 35 of this Circular. Whether or not you are able to attend the meeting, you are requested to complete the enclosed form of proxy in accordance with the instructions printed thereon as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the meeting or any adjournment thereof. Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or at any adjourned meeting should you so wish.

1 December 2004

CONTENTS

Definitions

Letter from the Board

Letter from the Independent Board Committee

Letter from Lehman Brothers

Appendix - General Information

Notice of the Extraordinary General Meeting

i

DEFINITIONS

In this Circular, unless the context otherwise requires, the following expressions have the following meanings

“A Share Company”

China United Telecommunications Corporation Limited, a company incorporated in the PRC on 31 December 2001, whose shares are listed on the Shanghai Stock Exchange, and an indirect controlling shareholder of the Company

“Associate”	has the meaning given to it by the Listing Rules

“Board”	the board of directors of the Company

“Capacity”	capacity on the completed CDMA Network measured in terms of total number of subscribers including all additional Capacity to be delivered pursuant to the relevant CDMA Lease

“CDMA”

Code Division Multiple Access Technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication, including all upgrades to such technology from time to time

“CDMA Leases”	the First CDMA Lease, the Second CDMA Lease and the Third CDMA Lease

“CDMA Network”

the CDMA cellular telecommunications network constructed by Unicom New Horizon in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas, including all subsequent additional network capacity constructed in the relevant service areas after the date of the related CDMA Lease

“CDMA Network Services Agreement”	CDMA Network Services Agreement entered into between CUCL and Unicom Group on 22 November 2001 in relation to the interconnection and roaming arrangements relating to the CDMA Network

“Company”	China Unicom Limited, a company incorporated in Hong Kong whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Continuing Connected Transactions”	the Interconnection and Roaming Arrangements of the CDMA Network, the Leasing of the CDMA Network Capacity and the Equipment Procurement Services

“Continuing Connected Transactions Agreements”	the CDMA Network Services Agreement, each of the CDMA Leases and each of the Services Agreements

“CUCL”	China Unicom Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Company

“CU Operating Entities”

for the purpose of the First CDMA Lease, the Second CDMA Lease, the First Services Agreement and the Second Services Agreement, it refers to CUCL. For the purpose of the Third CDMA Lease and the Third Services Agreement, it refers to Unicom New World

“Director(s)”	director(s) of the Company

“Equipment Procurement Services”	the service of procurement of domestic and foreign equipment provided by Unicom Group (through Unicom I/E Co) to the relevant CU Operational Entity in accordance with the relevant Services Agreement

“Extraordinary General Meeting”	the extraordinary general meeting of the Company to be convened and held on 23 December 2004, notice of which is set out at the end of this Circular, or any adjournment thereof

“First CDMA Lease”

the CDMA lease agreement dated 22 November 2001 among CUCL, Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon has agreed to lease Capacity on its CDMA Network covering the Twelve Provinces and Municipalities to CUCL

“First Services Agreement”

the services agreement dated 25 May 2000 between CUCL and Unicom Group, pursuant to which Unicom Group has agreed to provide the Equipment Procurement Services to CUCL in the Twelve Provinces and Municipalities

“Group”	China Unicom Limited and its subsidiaries from time to time

“GSM”

global cellular system for mobile communications, a digital cellular telephone system operating in the 900 MHz,1800 MHz and 1900 MHz frequency band based on digital transmission and cellular network architecture with roaming

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	Hong Kong Special Administrative Region of the PRC

“Hong Kong Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Independent Board Committee”

the committee of Directors, consisting of Shan Weijian, Wu Jinglian, Craig O. McCaw (or his alternate director C. James Judson) and Cheung Wing Lam, Linus, formed to advise the Independent Shareholders in respect of the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005)

“Independent Shareholders”	Shareholders other than Unicom BVI and its Associates

“Interconnection and Roaming Arrangements of the CDMA Network”	the interconnection and roaming transactions relating to the CDMA Network conducted by CUCL with Unicom Group pursuant to the CDMA Network Services Agreement

“Latest Practicable Date”	22 November 2004, being the latest practicable date prior to the printing of this Circular for ascertaining certain information contained herein

“Lease Fee”

the lease fee payable by the CU Operating Entities to Unicom New Horizon in accordance with the relevant CDMA Leases. Please refer to the section headed “Letter from the Board - Leasing of the CDMA Network Capacity - Lease Fee” of this Circular for details

“Leasing of the CDMA Network Capacity”	the leasing of the CDMA network capacity by the relevant CU Operating Entity from Unicom New Horizon pursuant to the relevant CDMA Lease

“Lehman Brothers”

Lehman Brothers Asia Limited, which is licensed by the Securities and Futures Commission for Types 1, 2, 4 and 6 regulated activities under the SFO, being the independent financial adviser to the Independent Board Committee and the Independent Shareholders in respect of the terms of the Continuing Connected Transactions (including those terms as supplemented or amended), and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005)

“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

“Merger”	the merger of CUCL with Unicom New Century completed on 30 July 2004, pursuant to which Unicom New Century was merged into CUCL

“MHz”	Megahertz, a unit of measure of frequency; 1MHz is equal to one million cycles per second

“MII”	the Ministry of Information Industry of the PRC

“Network Construction Costs”

the CDMA network construction costs assumed by Unicom New Horizon. Please refer to the section headed “Letter from the Board - Leasing of the CDMA Network Capacity - CDMA Leases” of this Circular for details

“RMB”	Renminbi, the lawful currency of China

“Second CDMA Lease”

the CDMA lease agreement dated 20 November 2002 between the A Share Company (the rights and obligations of the A Share Company under that CDMA lease agreement were subsequently transferred to Unicom New Century), Unicom New Horizon and Unicom Group pursuant to which Unicom New Horizon agreed to lease Capacity on its CDMA Network covering the 9A Areas to Unicom New Century (after the Merger, to CUCL)

“Second Services Agreement”

the service agreement dated 20 November 2002 between the A Share Company (the rights and obligations of the A Share Company under that services agreement were subsequently transferred to Unicom New Century) and Unicom Group, pursuant to which Unicom Group agreed to provide Equipment Procurement Services to Unicom New Century (after the Merger, to CUCL) in the 9A Areas

“Services Agreements”	the First Services Agreement, the Second Services Agreement and the Third Services Agreement

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)”	share(s) of HK$0.10 each in the capital of the Company

“Shareholders”	the shareholders of the Company

“subscribers”	the unit of Capacity on the CDMA Network

“Third CDMA Lease”

the CDMA lease agreement dated 20 November 2003 between the A Share Company (the rights and obligations of the A Share Company under that CDMA lease agreement were subsequently transferred to Unicom New World), Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon agreed to lease Capacity on its CDMA Network in the 9B Areas to Unicom New World

“Third Services Agreement”

the services agreement dated 20 November 2003 between the A Share Company (the rights and obligations of the A Share Company under that services agreement were subsequently transferred to Unicom New World) and Unicom Group, pursuant to which Unicom Group agreed to provide the Equipment Procurement Services to Unicom New World in the 9B Areas

“Twelve Provinces and Municipalities”	Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei and Hubei provinces, and Beijing, Shanghai and Tianjin municipalities

“UIM”	the user identity module

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling shareholder of the Company

“Unicom Group”

China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC, the ultimate shareholding company of the Company. It is engaged in telecommunications and related businesses in the PRC

“Unicom I/E Co”	Unicom Import and Export Company Limited, a limited liability company incorporated in the PRC and a 95% subsidiary of Unicom Group

“Unicom New Century”	Unicom New Century Telecommunications Corporation Limited, formerly a wholly-owned subsidiary of the Company before it was merged into CUCL pursuant to the Merger

“Unicom New Horizon”	Unicom New Horizon Mobile Telecommunications Corporation Limited, a company incorporated in the PRC and a wholly-owned subsidiary of Unicom Group

“Unicom New World”	Unicom New World Telecommunications Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Company

“9A Areas”	Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi and Sichuan provinces, Chongqing municipality and the Guangxi Zhuang and Xinjiang Uygur autonomous regions

“9B Areas”	Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces and the Inner Mongolia, Ningxia Hui and Xizang autonomous regions

This Circular contains translation between Renminbi amounts and Hong Kong dollars at RMB1.0643 = HK$1, being the exchange rate prevailing on 19 November 2004. The translation shall not be taken as representation that the Renminbi could actually be converted into Hong Kong dollars at that rate, or at all.

LETTER FROM THE BOARD

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

Executive Directors:	Registered Office:
Shang Bing	75th Floor, The Center,
Tong Jilu	99 Queen’s Road Central,
Zhao Le	Hong Kong
Lo Wing Yan, William
Ye Fengping

Non-Executive Director:
Liu Yunjie

Independent Non-Executive Directors:
Wu Jinglian
Shan Weijian
Craig O. McCaw
Cheung Wing Lam, Linus

Alternate Director to Craig O. McCaw:
C. James Judson

1 December 2004

To the Shareholders:

Dear Sir or Madam,

1.      Introduction

Reference is made to the Company’s announcement dated 22 November 2004. The Group currently conducts a series of continuing connected transactions in respect of the Interconnection and Roaming Arrangements of the CDMA Network, the Leasing of the CDMA Network Capacity and the Equipment Procurement Services pursuant to the following agreements:

(1)               the Group conducts certain interconnection and roaming transactions with Unicom Group in respect of the CDMA Network leased to it in the Twelve Provinces and Municipalities pursuant to the CDMA Network Services Agreement;

(2)               the Group leases Capacity on the CDMA Network from Unicom New Horizon in the Twelve Provinces and Municipalities pursuant to the First CDMA Lease;

(3)               the Group leases Capacity on the CDMA Network from Unicom New Horizon in the 9A Areas pursuant to the Second CDMA Lease;

(4)               the Group leases Capacity on the CDMA Network from Unicom New Horizon in the 9B Areas pursuant to the Third CDMA Lease;

(5)               the Group uses the Equipment Procurement Services provided by Unicom Group through Unicom I/E Co in the Twelve Provinces and Municipalities pursuant to the First Services Agreement;

(6)               the Group uses the Equipment Procurement Services provided by Unicom Group through Unicom I/E Co in the 9A Areas pursuant to the Second Services Agreement;

(7)               the Group uses the Equipment Procurement Services provided by Unicom Group through Unicom I/E Co in the 9B Areas pursuant to the Third Services Agreement.

As at the Latest Practicable Date, Unicom Group indirectly holds approximately 77.41% of the issued share capital of the Company and Unicom New Horizon is a wholly-owned subsidiary of Unicom Group. Both Unicom Group and Unicom New Horizon are connected persons of the Company under the Listing Rules. Therefore, the transactions aforementioned constitute continuing connected transactions for the Company under the Listing Rules.

The Group was granted waivers from strictly complying with the relevant provisions of the Listing Rules by the Hong Kong Stock Exchange with respect to the Continuing Connected Transactions referred to in (1) and (2) above on 27 December 2001. Such waivers will expire on 31 December 2004. After such date, the Group must re-comply with the relevant provisions of the Listing Rules in order to continue the Interconnection and Roaming Arrangements of the CDMA Network and the Leasing of the CDMA Network Capacity under the First CDMA Lease.

The Group was granted waivers from strictly complying with the relevant provisions of the Listing Rules by the Hong Kong Stock Exchange with respect to the Continuing Connected Transactions referred to in (3), (5) and (6) above on 31 December 2002. Such waivers will expire on 31 December 2005. The Group was granted waivers from strictly complying with the relevant provisions of the Listing Rules by the Hong Kong Stock Exchange with respect to the Continuing Connected Transactions referred to in (4) and (7) above on 31 December 2003. Such waivers will expire on 31 December 2006.

On 22 November 2004, the Group entered into a supplemental agreement for each of the agreements referred to in (2) to (4) above with the relevant parties thereto, so as to supplement certain terms of the Leasing of the CDMA Network Capacity, and entered into an amendment agreement in respect of each of the agreements referred to in (5) to (7) above with the relevant parties thereto, so as to amend certain terms of the Equipment Procurement Services. The Group must re-comply with the relevant provisions of the Listing Rules in order to continue conducting the continuing connected transactions under such agreements, as supplemented or amended.

The relevant Continuing Connected Transactions being supplemented and amended also constitute connected transactions of the A Share Company under the rules of the Shanghai Stock Exchange. However, given that Unicom BVI is required to abstain from voting on such Continuing Connected Transactions at the Company’s general meeting, the A Share Company cannot participate in the voting of the Continuing Connected Transactions (through Unicom BVI). Therefore, in line with the “two-step” approach detailed in the Company’s announcement dated 17 September 2002, in order to enable both the Independent Shareholders of the Company and the independent shareholders of the A Share Company to participate in deciding on the supplements or amendments to the relevant Continuing Connected Transactions, the effectiveness of the relevant supplemental agreement and amendment agreement will be conditional upon:

(i)                  the passing of resolutions by the independent shareholders of the A Share Company at the general meeting of the A Share Company to approve the terms, as supplemented or amended, of the relevant Continuing Connected Transactions; and

(ii)               the passing of resolutions by the Independent Shareholders of the Company at the Company’s general meeting to approve the terms, as supplemented or amended, of the relevant Continuing Connected Transactions.

Relevant information about the Continuing Connected Transactions were also disclosed by the A Share Company in their announcement dated 22 November 2004 published in the newspapers in mainland China.

An Independent Board Committee has been established to advise the Independent Shareholders as to the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions for the financial year ending 31 December 2005 (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network). Lehman Brothers was appointed as the Independent Financial Adviser to the Independent Board Committee and the Independent Shareholders, and its letter of advice is set out in page 24 to page 37 of this Circular.

This letter is intended to provide to you further information with respect to the Continuing Connected Transactions, and to seek your approval with respect to the resolution set out in the Notice of the Extraordinary General Meeting (see page 35 of this Circular). The recommendation from the Independent Board Committee to the Independent Shareholders is set out in page 18 of this Circular.

2.      Interconnection and roaming arrangements for CDMA Network in the Twelve Provinces and Municipalities

Introduction

When the Company was listed on the Hong Kong Stock Exchange on 22 June 2000, the telecommunications networks it operated included the GSM network in the Twelve Provinces and Municipalities and the national long distance network and IP telephony network through CUCL. CUCL began to operate the CDMA Network in the Twelve Provinces and Municipalities on 8 January 2002. To enable CUCL and Unicom Group to provide interconnection and roaming services relating to the CDMA networks, CUCL and Unicom Group entered into the CDMA Network Services Agreement on 22 November 2001. The circular issued by the Company on 28 November 2001 set out the terms of the CDMA Network Services Agreement in detail.

The CDMA Network Services Agreement has an initial term of one year, same as the initial term of the First CDMA Lease, and will automatically renew or terminate thereafter in line with the First CDMA Lease. The next renewal date will be 8 January 2005.

The Group intends to renew the CDMA Network Services Agreement on 8 January 2005. Other than this renewal, the Group will not make any further renewal of the CDMA Network Services Agreement unless it has re-complied with the relevant requirements under the Listing Rules.

Historical positions

Before the Company acquired the telecommunications network and businesses in the 9A Areas on 31 December 2002, the following interconnection and roaming relating to the CDMA networks were conducted under the CDMA Network Services Agreement:

(a)               interconnection between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the mobile networks in the 9A Areas, the 9B Areas and Guizhou province and the fixed line networks operated by Unicom Group;

(b)              interconnection between the CDMA networks in the 9A Areas, the 9B Areas and Guizhou province operated by Unicom Group and all networks operated by the Company;

(c)               roaming between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the CDMA networks in the 9A Areas, the 9B Areas and Guizhou province operated by Unicom Group;

(d)              provision by the Company of its long distance network to Unicom Group to enable it to execute its international roaming arrangements with third party operators.

After the Company acquired the telecommunications network and businesses in the 9A Areas on 31 December 2002 but before the Company acquired the telecommunications network and businesses in the 9B Areas on 31 December 2003, the following interconnection and roaming relating to the CDMA networks were conducted under the CDMA Network Services Agreement:

(a)               interconnection between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the mobile networks in the 9B Areas and Guizhou province and the fixed line networks operated by Unicom Group;

(b)              interconnection between the CDMA networks in the 9B Areas and Guizhou province operated by Unicom Group and all networks, except the mobile networks in the 9A Areas which is governed by a separate agreement, operated by the Company;

(c)               roaming between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the CDMA networks in the 9B Areas and Guizhou province operated by Unicom Group;

(d)              provision by the Company of its long distance network to Unicom Group to enable it to execute its international roaming arrangements with third party operators.

Current interconnection and roaming arrangements conducted under the CDMA Network Services Agreement

After the Company acquired the telecommunications network and businesses in the 9B Areas on 31 December 2003, the following interconnection and roaming relating to the CDMA networks are conducted under the CDMA Network Services Agreement:

(a)               interconnection between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the mobile networks in Guizhou province and the fixed line networks operated by Unicom Group;

(b)              interconnection between the CDMA network in Guizhou province operated by Unicom Group and all networks, except the mobile networks in the 9A Areas and the 9B Areas which are governed by separate agreements, operated by the Company;

(c)               roaming between the CDMA Network in the Twelve Provinces and Municipalities operated by the Company and the CDMA network in Guizhou province operated by Unicom Group;

(d)              provision by the Company of its long distance network to Unicom Group to enable it to execute its international roaming arrangements with third party operators.

Pricing standard of interconnection arrangements

Interconnection settlement between Unicom Group’s networks and CUCL’s networks is based on relevant standards established from time to time by the MII. However, in the case of connection between cellular subscribers in different provinces, settlement is based on either the relevant standards established by the MII or an agreed settlement arrangement between CUCL and Unicom Group. Of the two settlement arrangements, CUCL is able to choose the more favourable arrangement. In respect of CUCL, the agreed settlement arrangement, which is based on the parties’ respective internal costs of providing this service, is currently more favourable than the settlement arrangement prescribed by the MII. If in future the settlement standards prescribed by the MII were to be more favourable to CUCL, CUCL would settle on the basis of these standards.

Historical information

Interconnection revenue derived and interconnection expense incurred by CUCL from interconnections under the CDMA Network Services Agreement for the year ended 31 December 2002 amounted to approximately RMB58.44 million (HK$54.91 million) and RMB15.17 million (HK$14.25 million), respectively. As the Group had not yet acquired the telecommunications networks or businesses in the 9A Areas and the 9B Areas from Unicom Group in 2002, the amounts above included the interconnection revenue derived and interconnection expense incurred by the Group then with Unicom Group in the 9A Areas and the 9B Areas.

Interconnection revenue derived and interconnection expense incurred by CUCL from interconnections under the CDMA Network Services Agreement for the year ended 31 December 2003 amounted to approximately RMB83.65 million (HK$78.60 million) and RMB24.34 million (HK$22.87 million), respectively.  As the Group had not yet acquired the telecommunications network or businesses in the 9B Areas from Unicom Group in 2003, the amounts above included the interconnection revenue derived and interconnection expense incurred by the Group then with Unicom Group in the 9B Areas.

Interconnection revenue derived and interconnection expense incurred by CUCL from interconnections under the CDMA Network Services Agreement for the six months ended 30 June 2004 amounted to approximately RMB1.1 million (HK$1.03 million) and RMB1.54 million (HK$1.45 million), respectively.

Pricing standard of roaming arrangements

The charges for roaming services between CUCL and Unicom Group will be calculated by reference to MII guidelines or on the basis of the internal costs for roaming services to be provided by CUCL, and will not exceed the rate to be obtained from any independent third party. The provision of the long distance telephone network by CUCL to Unicom Group will facilitate Unicom Group to execute the international roaming arrangements entered into with third party operators. Therefore, CUCL will be entitled to receive 50% of the international roaming revenue payable by third party operators to Unicom Group.

Historical information

Roaming revenue derived and roaming expense incurred by CUCL from roaming under the CDMA Network Services Agreement for the year ended 31 December 2002 amounted to approximately RMB59.20 million (HK$55.62 million) and RMB26.06 million (HK$24.49 million), respectively. As the Group had not yet acquired the telecommunications networks or businesses in the 9A Areas and the 9B Areas from Unicom Group in 2002, the amounts above included the roaming revenue derived and roaming expense incurred by the Group then with Unicom Group in the 9A Areas and the 9B Areas.

Roaming revenue derived and roaming expense incurred by CUCL from roaming under the CDMA Network Services Agreement for the year ended 31 December 2003 amounted to approximately RMB74.4 million (HK$69.91 million) and RMB42.27 million (HK$39.72 million), respectively. As the Group had not yet acquired the telecommunications network or businesses in the 9B Areas from Unicom Group in 2003, the amounts above included the roaming revenue derived and roaming expense incurred by the Group then with Unicom Group in the 9B Areas.

Roaming revenue derived and roaming expense incurred by CUCL from roaming under the CDMA Network Services Agreement for the six months ended 30 June 2004 amounted to approximately RMB0.97 million (HK$0.91 million) and RMB2.22 million (HK$2.09 million), respectively.

Reasons for entering into interconnection and roaming arrangements for the CDMA Network

As the Group is a telecommunications operator, the Group is required to enter into interconnection arrangement related to the CDMA Network so that subscribers of both parties may connect with each other. Entering into roaming arrangements will allow the CDMA Network subscribers of both parties to make telephone calls through the telecommunications network of the other. Therefore, entering into such interconnection and roaming arrangements is essential to the business development of the Group.

No Cap Amount

The Company considers that the transaction value of the Continuing Connected Transaction for the Interconnection and Roaming Arrangements of the CDMA Network shall not be subject to any annual cap amount for the following reasons:

(i)                The interconnection and roaming arrangements are made essentially so that the Group can continue to engage in its principal operation, which is the telecommunications businesses. Under such circumstances, any cap will limit the Group’s ability to conduct its business in its usual course of operation.

(ii)             The income of the Group is dependent upon the growth in airtime charges and subscriber base of each network. Any such growth will increase the usage of interconnection and roaming arrangements. This is a factor beyond the control of the Group as it entirely depends on the usage of the subscribers. Therefore, to establish any cap for such transactions will limit the Group’s ability to conduct and expand its business in its usual course of operation.

(iii)          Charges on interconnection and roaming are based on the standard tariff rate as prescribed by the MII, which are also applicable to other mobile telecommunications operators in the PRC, or the internal tariff rate as agreed between the Group and Unicom Group. Such internal tariff rate is currently more favourable to the Group than the standard tariff rate. These pricing standards as prescribed will provide more protection to the Group.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005.

3.      Leasing of the CDMA Network Capacity

Existing Lease Arrangements

Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, owns a nationwide CDMA Network in the PRC. The CU Operating Entities currently lease Capacity on the CDMA Network from Unicom New Horizon in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas, respectively, pursuant to three agreements. The three agreements are:

(i)                the First CDMA Lease dated 22 November 2001 among CUCL, Unicom New Horizon and Unicom Group in respect of the Leasing of the CDMA Network Capacity in the Twelve Provinces and Municipalities. Details of the terms of the First CDMA Lease were set out in the circular of the Company dated 28 November 2001;

(ii)             the Second CDMA Lease dated 20 November 2002 among CUCL, Unicom New Horizon and Unicom Group in respect of the Leasing of the CDMA Network Capacity in the 9A Areas. Details of the terms of the Second CDMA Lease were set out in the circular of the Company dated 29 November 2002;

(iii)          the third CDMA Lease dated 20 November 2003 among Unicom New World, Unicom New Horizon and Unicom Group in respect of the Leasing of the CDMA Network Capacity in the 9B Areas. Details of the terms of the Third CDMA Lease were set out in the circular of the Company dated 26 November 2003.

CDMA Leases

Under each of the CDMA Leases, Unicom New Horizon shall plan, finance and construct the CDMA Network and shall ensure that all subsequent phases of the CDMA Network are constructed in accordance with the detailed specifications and timetable agreed between Unicom New Horizon and the relevant CU Operating Entity. All payments, costs, expenses and amounts paid or incurred by Unicom New Horizon that are directly attributable to the construction of the CDMA Network, including construction, installation and equipment procurement costs and expenses, survey and design costs, investment in technology, software and other intangible assets, insurance premiums and capitalised interest on loans and any taxes levied or paid in respect of the equipment procurement and the construction of the CDMA Network, including import taxes and custom duties and all costs incurred in relation to any re-configuration, upgrade, enhancement or modification to technology shall form the total network costs (the “Network Construction Costs”). The Network Construction Costs will be used in calculating the lease fee payable by or on behalf of the relevant CU Operating Entity. The Network Construction Costs for all subsequent phases shall be audited and appropriate documentation shall be provided to the relevant CU Operating Entity or its auditors in order to verify the Network Construction Costs.

The relevant CU Operating Entity shall be responsible for the operation, management and maintenance of the CDMA Network in accordance with the relevant requirements of its CDMA Lease. The parties to each of the CDMA Leases agree that the relevant CU Operating Entity shall have the exclusive right to provide CDMA services in its service areas. All operating revenue, including airtime charges, monthly subscription fees, interconnection charges, income from sales of UIM cards and handsets and other income generated from or in connection with the operation of the CDMA Network shall belong to the relevant CU Operating Entity.

Term of CDMA Lease

The First CDMA Lease became effective on 8 January 2002 for a term of one year. CUCL is entitled to renew such agreement on an annual basis and has been renewing such agreement in reality. The next renewal date will be 8 January 2005. The Second CDMA Lease became effective on 31 December 2002 for a term of one year. CUCL is entitled to renew such agreement on an annual basis and such agreement was renewed on 31 December 2003 in reality. The next renewal date will be 31 December 2004. The Third CDMA Lease became effective on 31 December 2003 for a term of one year. Unicom New World is entitled to renew such agreement on an annual basis. The next renewal date will be 31 December 2004.

The Group intends to renew the First CDMA Lease on 8 January 2005 and the Second CDMA Lease and the Third CDMA Lease on 31 December 2004. Other than these renewals, the Group will not make any further renewal of the CDMA Leases unless it has re-complied with the relevant requirements under the Listing Rules.

Capacity

During the first year after the relevant CDMA Lease comes into effect, the relevant CU Operating Entity leases network capacity on a quarterly basis. During the first year after the relevant CDMA Lease comes into effect, and any time thereafter, the relevant CU Operating Entity is entitled to obtain additional Capacity that it may require, subject to giving not less than 180 days’ prior written notice to Unicom New Horizon. Provided that, with respect to the First CDMA Lease, Unicom New Horizon is not obliged to deliver more than the total constructed Capacity of the first phase for the CDMA Network in the Twelve Provinces and Municipalities, that is, 9,180,000 subscribers. With respect to the Second CDMA Lease, Unicom New Horizon is not obliged to deliver more than the total constructed Capacity of the first phase for the CDMA Network in the 9A Areas, that is, 4,040,000 subscribers. With respect to the Third CDMA Lease, Unicom New Horizon is not obliged to deliver more than the total constructed Capacity of the first two phases for the CDMA Network in the 9B Areas, that is, 4,516,500 subscribers. Unicom New Horizon shall ensure that all Capacity which the CU Operating Entities requested according to the terms of the CDMA Leases will be supplied by the due date of delivery of the Capacity. If Unicom New Horizon agrees to provide any such additional Capacity, the provisions of the CDMA Leases shall apply equally in relation to all such additional Capacity which Unicom New Horizon has agreed to provide. Whether or not the relevant CU Operating Entity requires additional Capacity will depend on the actual and anticipated growth of CDMA subscribers in the service areas of the relevant CU Operating Entity.

Delayed delivery of Capacity

Subject to certain exceptions, including delay caused by a force majeure event (including natural disasters, national emergency, civil disturbance, riot, terrorism, industrial disputes and other similar events beyond the control of the parties), a material breach of the CDMA Lease by the relevant CU Operating Entity or compliance with applicable laws and regulations, if any Capacity is not ready for service operation by the relevant delivery date, then Unicom New Horizon shall be liable to provide a discount on the delay to the relevant CU Operating Entity, equal to the daily Lease Fee (as defined below) in respect of the relevant Capacity multiplied by the number of days for the delay, which shall be deducted from future Lease Fee payments.

Reduction of Capacity

The relevant CU Operating Entity may not reduce the amount of Capacity leased or committed to be leased by it within the first year commencing from the relevant CDMA Lease coming into effect. However, subject to providing not less than 180 days’ prior written notice to or with prior written consent of Unicom New Horizon, the relevant CU Operating Entity may reduce the amount of Capacity leased subsequently, provided that the relevant CU Operating Entity must lease all Capacity which it has requested or otherwise committed to lease for at least one year following the date of delivery or extension of lease for such Capacity (as the case may be).

Calculation of Lease Fee

Lease Fee of each of the CDMA Leases will be calculated so as to enable Unicom New Horizon to recover the Network Construction Costs in the relevant areas in seven years, with an internal rate of return on its investment of 8% (the “Lease Fee”).

The Lease Fee is payable quarterly in arrears to Unicom New Horizon. All Lease Fee payments shall be made in Renminbi.

Purchase Option

Under each of the CDMA Leases, Unicom New Horizon has granted to the relevant CU Operating Entity an option to purchase the CDMA Network (the “Purchase Option”). The Purchase Option may be exercised at any time during the period when the relevant CDMA Lease is still in force and within one year after the termination or expiry (without renewal) of the CDMA Lease.

The purchase price shall be negotiated between Unicom New Horizon and the relevant CU Operating Entity, on the basis of the appraised value of the CDMA Network determined by an independent assets appraiser in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions, provided that it will not exceed such price as would, taking into account all Lease Fee payments made to Unicom New Horizon and all discounts on Lease Fee for the delay, enable Unicom New Horizon to recover the Network Construction Costs, together with an internal rate of return on its investment of 8%. The exercise of the Purchase Option will be subject to the Company complying with the applicable stock exchange requirements.

Title to the CDMA Network will remain vested in Unicom New Horizon until the CDMA Network assets are transferred to the relevant CU Operating Entity following exercise of the Purchase Option.

Guarantee and Indemnity

Under each of the CDMA Leases, Unicom Group has unconditionally and irrevocably guaranteed the due and punctual performance by Unicom New Horizon of its obligations under that CDMA Lease. Unicom Group has also agreed to indemnify the relevant CU Operating Entity for any loss it may suffer as a result of any defect in any of the CDMA Network equipment or any loss caused by any negligence, default, act or omission of Unicom New Horizon or Unicom Group under the relevant CDMA Lease or in connection with the CDMA Network. The aggregate liability of Unicom Group for any claim under any CDMA Lease shall not exceed the total amount of Lease Fee payments made to Unicom New Horizon under that CDMA Lease and the total purchase price paid for the CDMA Network.

Termination of the CDMA Lease

The relevant CU Operating Entity may terminate the CDMA Lease by not less than 180 days’ prior written notice, with effect from the end of any contractual period in force. In addition, Unicom New Horizon or the relevant CU Operating Entity may terminate the CDMA Lease if the other party commits any continuing or material breach of the CDMA Lease. Unicom New Horizon is not otherwise permitted to terminate the CDMA Lease.

CDMA Network and Services

Unicom Group is the only carrier licensed by the MII to offer CDMA cellular services in China. Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, is responsible for the construction of the CDMA networks throughout China.

Reasons for the CDMA Lease

The Board believes that the CDMA Lease will enable the Company to effectively eliminate some of the risks involved in the initial stages of developing the CDMA business, notably the significant initial capital expenditure required during the initial stages of CDMA business development. The Company will also benefit from the rights to exploit the extensive coverage of the CDMA Network without having to incur the costs of leasing all available Capacity. The terms of the CDMA Lease are flexible as the terms enable the Group to increase (or, one year after the relevant CDMA Lease comes into effect, decrease) the Capacity to be leased according to the actual needs of the subscribers and the development of its CDMA business. In addition, where the Company considers necessary, it has the right to purchase the CDMA Network from Unicom New Horizon to operate as its own facilities instead of leased facilities.

Historical information

In respect of the First CDMA Lease, for each of the years ended 31 December 2002 and 2003 and for the six months ended 30 June 2004, the Lease Fee paid by CUCL to Unicom New Horizon amounted to RMB892 million (HK$838 million), RMB2,519 million (HK$2,367 million) and RMB1,940 million (HK$1,823 million). No historical figures for 2001 are available since the First CDMA Lease became effective only on 8 January 2002.

In respect of the Second CDMA Lease, for the year ended 31 December 2003 and for the six months ended 30 June 2004, the Lease Fee paid by Unicom New Century (which has been merged into and succeeded by CUCL) to Unicom New Horizon amounted to RMB997 million (HK$937 million) and RMB813 million (HK$764 million). No historical figures for 2001 and 2002 are available since the Second CDMA Lease became effective only on 31 December 2002.

In respect of the Third CDMA Lease, for the six months ended 30 June 2004, the Lease Fee paid by Unicom New World to Unicom New Horizon amounted to RMB295 million (HK$277 million). No historical figures for 2001, 2002 and 2003 are available since the Third CDMA Lease became effective only on 31 December 2003.

Cap Amount

For the financial year ending 31 December 2005, the annual Lease Fee for the First CDMA Lease, Second CDMA Lease and Third CDMA Lease shall not, in aggregate, exceed the cap of RMB11,520 million (HK$10,824 million).

The cap referred to above is determined with reference to:

(a)     the previous transactions conducted and the transaction amount; and

(b)              estimates of the maximum amount of capacity which may be leased by the relevant CU Operating Entity for the year ending 31 December 2005, which are based on the fact that the Company has experienced a significant increase in the number of its CDMA subscribers since commencing operations in 2002 and expects the number of its CDMA subscribers to continue to increase in line with the continuing improvement of quality of the CDMA Network and successful marketing strategies of the relevant CU Operating Entity. The number of CDMA subscribers of the Company grew from 7.13 million as at 31 December 2002 to 23.73 million as at 30 June 2004 (including the CDMA Subscribers in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas).

Supplement to each CDMA Lease

Clause 9.3 of each CDMA Lease provides that all costs of operating and managing the CDMA Network shall be borne by the relevant CU Operating Entity. Also, Clause 15 of each CDMA Lease provides that the relevant CU Operating Entity shall take all necessary or desirable steps to safeguard all parts of the CDMA Network and keep the CDMA Network in good repair and condition, subject to fair wear and tear, and shall maintain the CDMA Network in accordance with the generally accepted best practice of other mobile telecommunications operators in the PRC and shall bear all costs, fees and expenses (the “Maintenance Costs of a Non-capital Nature”).

Based on the principles of fairness and in order to clarify the implementation of Clause 9.3 and Clause 15 of each CDMA Lease, the relevant CU Operating Entity entered into a supplemental agreement on 22 November 2004 in respect of each CDMA Lease, which clarifies that Constructed Capacity Related Costs (as defined below) shall be borne by the relevant CU Operating Entity only to the extent of such part of the costs that corresponds to the proportion of Capacity actually leased under the relevant CDMA Lease. Such part of the Constructed Capacity Related Costs that corresponds to the proportion of Capacity not actually leased under the relevant CDMA Lease shall be borne by Unicom New Horizon.

The Constructed Capacity Related Costs referred to above means those costs of operating and managing the CDMA Network which relate directly to the constructed capacity on the CDMA Network, including the rental fees for stations and base stations and related expenses including water and electricity charges, heating charges and fuel charges for the relevant equipment etc., as well as Maintenance Costs of a Non-capital Nature. The Constructed Capacity Related Costs are not paid to Unicom Group or Unicom New Horizon and do not relate to the calculation of the Lease Fees.

The substance of the other terms and conditions of each CDMA Lease remains unchanged.

4.      Equipment Procurement Services

Existing services arrangement

Unicom Import and Export Co. Ltd., a 95% owned subsidiary of Unicom Group, carries on the business of procuring foreign and domestic telecommunications equipment and other materials. Unicom I/E Co provides integrated procurement services, including management of tenders, verification of technical specifications and installation services. The CU Operating Entity currently uses the Equipment Procurement Services provided by Unicom Group through Unicom I/E Co in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas, respectively, pursuant to three agreements. The three agreements are:

(i)                  the First Services Agreement dated 25 May 2000 between CUCL and Unicom Group in respect of the Twelve Provinces and Municipalities, the content of which includes the Equipment Procurement Services. Details of the terms of the First Services Agreement were set out in the circular of the Company dated 29 November 2002;

(ii)               the Second Services Agreement dated 20 November 2002 between CUCL and Unicom Group in respect of the 9A Areas, the content of which includes the Equipment Procurement Services. Details of the terms of the Second Services Agreement were set out in the circular of the Company dated 29 November 2002;

(iii)            the Third Services Agreement dated 20 November 2003 between Unicom New World and Unicom Group in respect of the 9B Areas, the content of which includes the Equipment Procurement Services. Details of the terms of the Third Services Agreement were set out in the circular of the Company dated 26 November 2003.

Term for each of the Services Agreements

The First Services Agreement expired on 31 December 2002, renewable by both parties on an annual basis, and has been renewed annually thereafter in reality. The next renewal date will be 31 December 2004. The Second Services Agreement expired on 1 January 2004, renewable by both parties on an annual basis, and was renewed on 1 January 2004 in reality. The next renewal date will be 1 January 2005. The Third Services Agreement will expire on 31 December 2004, renewable by both parties on an annual basis. The next renewal date will be 31 December 2004.

The Group intends to renew the First Services Agreement and the Third Services Agreement on 31 December 2004 and to renew the Second Services Agreement on 1 January 2005. Other than these renewals, the Group will not make any further renewal of the Services Agreements unless it has re-complied with the relevant requirements under the Listing Rules.

Revisions to each of the Services Agreements and Amended Pricing Standards

Each Services Agreement originally prescribed the charges for Equipment Procurement Services to be calculated at the rate of:

(1)               0.7% of the contract value in the case of imported equipment; and

(2)               0.5% of the contract value in the case of domestic equipment.

Upon recent review of the above rate by the Group, and in order to further enhance the benefits of the relevant CU Operating Entity under the relevant Services Agreement, the relevant CU Operating Entity entered into an amendment agreement with Unicom Group with respect to the relevant Services Agreement on 22 November 2004, so as to amend the relevant Services Agreement. Accordingly, with effect from 1 July 2004, the charges for the Equipment Procurement Services will be calculated at the rate as follows:

(1)               0.55% of the contract value for contracts with an amount of US$30 million (inclusive), and 0.35% of the contract value for contracts with an amount of more than US$30 million, in the case of imported equipment; and

(2)               0.25% of the contract value for contracts with an amount of RMB200 million (inclusive), and 0.15% of the contract value for contracts with an amount of more than RMB200 million, in the case of domestic equipment.

The revised rates reflect the lowered inventory risks of Unicom I/E Co in procuring equipment for the Group, which has been maintaining a good credit record with Unicom I/E Co. The original rates were set by reference to the costs of Unicom I/E Co in providing the Equipment Procurement Services. The revised rates reflect the lowered costs of Unicom I/E Co in providing the Equipment Procurement Services due to increasing experience in the procurement of the type of telecommunications equipment required by the Group.

In addition, pursuant to the amendment agreement to each Services Agreement, Unicom Group has agreed to indemnify the relevant CU Operating Entity for any loss it may suffer as a result of any loss caused by any negligence, default, act or omission of Unicom Group or Unicom I/E Co in connection with the procurement of equipment under the relevant Services Agreement. The aggregate liability of Unicom Group for any claim under any Services Agreement shall not exceed the total amount of agency service fees payments made to Unicom Group under that Services Agreement.

The substance of the other terms and conditions of each Services Agreement remains unchanged.

Reasons for entering into Equipment Procurement Services

Unicom I/E Co has rich experience in the procurement of equipment, imported and domestic equipment alike. Each of the CU Operating Entities and their branch entities procuring equipment through Unicom I/E Co can benefit from more favourable purchase prices as a result of bulk purchase. Moreover, the CU Operating Entities will also be able to concentrate their resources on the operation of telecommunications businesses.

Historical information

In respect of the First Services Agreement, for each of the years ended 31 December 2001, 2002 and 2003 and for the six months ended 30 June 2004, the agency fee paid by CUCL in respect of equipment procurement amounted to RMB124.45 million (HK$116.93 million), RMB13.99 million (HK$13.14 million), RMB14.70 million (HK$13.81 million) and RMB11.33 million (HK$10.65 million), respectively.

In respect of the Second Services Agreement, for the year ended 31 December 2003 and for the six months ended 30 June 2004, the agency fee paid by Unicom New Century (which has been merged into and succeeded by CUCL) in respect of equipment procurement amounted to RMB3.2 million (HK$3.01 million) and RMB5.84 million (HK$5.49 million), respectively. No historical figures for 2001 and 2002 are available since the Second Services Agreement became effective only on 1 January 2003.

In respect of the Third Services Agreement, for the six months ended 30 June 2004, the agency fee paid by Unicom New World in respect of equipment procurement amounted to RMB2.49 million (HK$2.34 million). No historical figures for 2001, 2002 and 2003 are available since the Third Services Agreement became effective only on 31 December 2003.

Cap Amount

For the financial year ending 31 December 2005, the agency fee to be paid for equipment procurement with respect to the First Services Agreement, the Second Services Agreement and the Third Services Agreement shall not, in aggregate, exceed the cap of RMB49.5 million (HK$46.51 million).

The cap referred to above is determined with reference to:

(a)               the previous transactions conducted and the transaction amount; and

(b)              the importance of ensuring that the needs of the Group to obtain equipment necessary to its business can be satisfied at all times in a cost-efficient way.

5.      Approval of Independent Shareholders

The Board (including the independent non-executive directors) takes the view that the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) are fair and reasonable, on normal commercial terms and that the Continuing Connected Transactions are in the interests of the Company and its Shareholders as a whole.

The Company will seek Independent Shareholders’ approval of the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005). In addition, the Company shall comply with the relevant requirements under Chapter 14A of the Listing Rules in relation to the Continuing Connected Transactions.

6.      General Information

The Group is principally engaged in telecommunications businesses in the PRC.

Following the Company’s acquisition of the GSM network assets and businesses and the CDMA businesses in the 9A Areas and the 9B Areas, the legal procedures for the merger of CUCL with Unicom New Century by way of absorption were completed on 30 July 2004. In addition, the relevant legal procedures for the merger of CUCL with Unicom New World are in progress. Upon completion of the relevant legal procedures, CUCL will assume the position of Unicom New World as the contracting party to the relevant continuing connected transactions. As a result, the Company expects that it may standardize and adjust the continuing connected transactions between CUCL and Unicom Group and its subsidiaries and submit them to general meeting of the Company for review by the Company’s Shareholders in the future.

7.      Extraordinary General Meeting

A notice of the Extraordinary General Meeting to be held at Harcourt Room, Basement, Conrad Hotel, Pacific Place, 88 Queensway, Hong Kong on 23 December 2004 at 2:30 p.m. is set out on page 42 of this Circular at which an ordinary resolution will be proposed to approve the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005).

In accordance with the Listing Rules, Unicom BVI, the controlling shareholder of the Company, and its respective Associates who are Shareholders will abstain from voting on the resolution to approve the terms of the Continuing Connected Transaction (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network). The votes to be taken at the Extraordinary General Meeting will be taken by poll, the results of which will be announced after the Extraordinary General Meeting.

Under the articles of association of the Company, a poll can be demanded by the following person(s):

(a)               the chairman of the meeting; or

(b)              at least three (3) Shareholders present in person (or if the Shareholder is a corporate, present by its duly authorised representative) or by proxy and entitled to vote; or

(c)               any Shareholder or Shareholders present in person (or if the Shareholder is a corporate, present by its duly authorized representative) or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all Shareholders having the right to attend and vote at the meeting; or

(d)              any Shareholder or Shareholders present in person (or if the Shareholder is a corporate, present by its duly authorized representative) or by proxy and holding Shares conferring a right to attend and vote at the meeting on which there have been paid sums in the aggregate equal to not less than one-tenth of the total sum paid up on all Shares conferring that right.

A form of proxy for use at the Extraordinary General Meeting is enclosed. Whether or not Shareholders are able to attend the Extraordinary General Meeting, they are requested to complete and return the enclosed form of proxy to the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the Extraordinary General Meeting. Completion and return of the form of proxy will not preclude you from attending and voting in person at the Extraordinary General Meeting.

8.      Factors for Consideration

Independent Shareholders should consider the following factors when considering the resolution to be proposed:

•                       Lehman Brothers, the independent financial adviser to the Independent Board Committee and the Independent Shareholders is of the view that, solely from a financial point of view, the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005) are on normal commercial terms in the ordinary and usual course of business, fair and reasonable and in the interests of the Company and its Shareholders as a whole;

•                       The Independent Board Committee considers, from a financial point of view, the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005) to be on normal commercial terms in the ordinary and usual course of business, fair and reasonable and in the interests of the Company and its Shareholders as a whole. The Independent Board Committee recommends that the Independent Shareholders should vote in favour of the resolution at the Extraordinary General Meeting.

9.      Recommendation

Your attention is drawn to the letter of the Independent Board Committee to the Independent Shareholders set out on page 18 of this Circular, which contains recommendation in respect of the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005).

The letter of Lehman Brothers to the Independent Board Committee and the Independent Shareholders is set out on pages 19 to 30 of this Circular, which discusses whether the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005) are fair and reasonable.

10.    Additional Information

Your attention is drawn to the general information set out in the Appendix to this Circular.

By Order of the Board
China Unicom Limited
Shang Bing
Executive Director and President

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

1 December 2004

To the Independent Shareholders

Dear Sir or Madam,

CONTINUING CONNECTED TRANSACTIONS

We refer to the circular (the “Circular”) dated 1 December 2004 issued by the Company to its shareholders of which this letter forms a part. Terms defined in the Circular shall have the same meaning when used in this letter, unless the context otherwise requires.

We have been appointed as the Independent Board Committee to make a recommendation to the Independent Shareholders as to whether, in our view, the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005) set out on page 7 to 16 of this Circular, from a financial perspective, are fair and reasonable so far as the Independent Shareholders are concerned. Lehman Brothers has been appointed as an independent financial adviser to the Independent Board Committee on the fairness and reasonableness of the terms of the Continuing Connected Transactions (including those terms as supplemented and amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005) from a financial perspective.

Having considered the information set out in the Letter from the Board and the principal factors, reasons and recommendation set out in the letter from Lehman Brothers, we are of the opinion that the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005) are on normal commercial terms in the ordinary and usual course of business and fair and reasonable, from a financial perspective, so far as the Independent Shareholders are concerned. We consider that the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005) are in the interests of the Company as well as the Shareholders as a whole.

Accordingly, we recommend the Independent Shareholders to vote in favour of resolution to approve the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005) at the Extraordinary General Meeting.

Yours faithfully,
Cheung Wing Lam, Linus (Chairman of the Committee)
Wu Jinglian
C. James Judson
Shan Weijian
Independent Board Committee

LETTER FROM LEHMAN BROTHERS

Lehman Brothers Asia Limited
Level 38, One Pacific Place
88 Queensway
Hong Kong

1 December 2004

To the Independent Board Committee and Independent Shareholders of China Unicom Limited

Dear Sirs,

TERMS OF THE CONTINUING CONNECTED TRANSACTIONS (INCLUDING THOSE
TERMS AS SUPPLEMENTED OR AMENDED) AND THE CAPS ON THE RELEVANT
CONTINUING CONNECTED TRANSACTIONS (INCLUDING NO CAPS ON THE
INTERCONNECTION AND ROAMING ARRANGEMENTS ON THE CDMA NETWORK)

INTRODUCTION

We refer to the circular dated 1 December 2004 (the “Circular”) issued by China Unicom Limited (the “Company”), of which this letter forms a part. Terms defined in the Circular shall have the same meanings herein.

The Continuing Connected Transactions constitute connected transactions for the Company under the Listing Rules and, pursuant to the Listing Rules, are subject to approval by the Independent Shareholders. We have been appointed to act as the independent financial adviser to the Independent Board Committee and the Independent Shareholders to give an independent opinion as to the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network) set out in pages 7 to 16 of the Circular. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to offer CDMA services or the commercial or financial viability of the Company’s operation of the CDMA Network (the “CDMA Business”) nor the Company’s underlying decision relating to the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network). This letter has been prepared and delivered in accordance with the requirements of the Listing Rules for the purpose of assisting the Independent Board Committee in their duties to evaluate the above mentioned aspects and for no other reason.

In formulating our opinion with regards to the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network), we have reviewed, among other things, the Circular, the CDMA Leases, the supplemental agreement for each of the CDMA Leases, the CDMA Network Services Agreement, the Services Agreements, the amendment agreement to each of the Services Agreements, and certain financial information relating to the CDMA Business. We considered information, given in writing and orally, by the Directors, the Company’s advisers, and the management of the Company. We also reviewed such research studies and publicly available information as we deemed necessary. We have relied, without assuming any responsibility for independent verification, on the information and the facts about the CDMA Network, the CDMA Business, the Continuing Connected Transactions, the Company, CUCL, Unicom New World, Unicom Group, Unicom New Horizon and the A Share Company as supplied by the Company and its management (the “Management”) and the Board, as well as publicly available information. We have assumed that such information and facts, and any representations made to us, are true, accurate, and complete in all material respects as of the date hereof and that they may be relied upon. We have also assumed that all information and representations contained or referred to in the Circular are true, accurate, and complete in all material respects as of the date hereof and have relied upon them. We have also assumed that all statements of intention of the Management or the Directors, as set forth in the Circular, will be implemented. With respect to any historical costs and financial statements, financial forecasts, estimates, and projections relating to the CDMA Business and the CDMA Network, we have assumed that each was prepared on bases reflecting the best currently available information, views, and judgements of the historical and future financial revenues and expenses involved in the CDMA Business and the CDMA Network and may be relied upon by us in formulating our opinion. We have also assumed that each of the CDMA Leases, the supplemental agreement for each of the CDMA Leases, the CDMA Network Services Agreement, each of the Services Agreements and the amendment agreements to each of the Services Agreements is enforceable against each of the parties thereto in accordance with its terms and that each of the parties will perform, and will be able to perform, its obligations thereunder, and as otherwise described in the Circular, in full when due.

We have not carried out any independent verification of the information provided to us nor have we conducted any form of investigation into the commercial viability or the future prospects of the CDMA Business, the operational characteristics of the CDMA Network, or the financial condition or future prospects of any of the parties or the Company. We have made no physical inspection of the CDMA Network. We have further assumed that all material governmental, regulatory, or other consents and approvals necessary for the effectiveness and implementation of the CDMA Business and the CDMA Network have been or will be obtained without any adverse effect on the CDMA Business or the CDMA Network or the contemplated benefits to the Company.

Our opinion is necessarily based upon the financial, economic, market, regulatory, and other conditions as they exist on, and the facts, information, and opinions made available to us as of the date of this letter. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion expressed herein which may come or be brought to our attention after the date hereof.

Our opinion is also subject to the following qualifications:

(a)      We are instructed to act as the independent financial adviser to the Independent Board Committee in relation to the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network). As such, the scope of our review, and consequentially, our opinion, is limited by reference to a financial point of view only and does not include any statement or opinion as to the merits or otherwise of the Continuing Connected Transactions and the caps on the relevant Continuing Connected Transactions from any other point of view;

(b)      We have considered the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network) from the perspective of Independent Shareholders as a whole, and not from the perspective of each individual Independent Shareholder. As such, each Independent Shareholder should consider his/her/its vote on the merits or otherwise of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network) in his/her/its own circumstances and from his/her/its own point of view having regard to all the circumstances (and not only the financial perspectives offered in this letter) as well as his/her/its own investment objectives;

(c)      We express no opinion as to whether the renewal of the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network) will be completed or achieved;

(d)      Nothing contained in this letter should be construed as an opinion or view as to the trading price or market trends of any securities of the Company at any particular time;

(e)      Nothing contained in this letter should be construed as a recommendation to hold, sell or buy any securities of the Company;

(f)       We were not requested to and did not provide services other than the delivery of this letter relating to the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network). We did not participate in negotiations with respect to the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network); and

(g)      The opinion contained in this letter is intended to provide only one of the bases on which the Independent Board Committee may make their recommendation to the Independent Shareholders on how to vote in respect of the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network).

We will receive a fee from the Company for the delivery of this letter. The Company has also agreed to indemnify Lehman Brothers Asia Limited and certain related persons against certain liabilities and expenses in connection with this engagement.

PRINCIPAL FACTORS AND REASONS

In arriving at our opinion, we have taken into consideration the principal factors and reasons set out below. In reaching our conclusion, we have considered the results of the analyses in light of each other and ultimately reached our opinion based on the results of all analyses taken as a whole.

1.      Background and Rationale

Background

According to the MII, as of 30 September 2004, there were approximately 320 million cellular phone subscribers in the PRC, an increase of over 144% from 20 September 2001, when there were approximately 131 million subscribers. The growth of the cellular phone market in the PRC has exceeded the MII’s expectations in 2001, when it projected that the number of subscribers would reach approximately 260 million by the end of 2005. While there remain two cellular phone service providers in the PRC, other operators compete in the margins and competition between the two cellular phone service providers has increased, as consumers have become more deliberate in their communications choices. In addition to price considerations, consumers are focused on service quality offered by cellular phone service providers as a key differentiating factor in their network selection.

As of 30 September 2004, Unicom Group and the Company together maintained an estimated 36.4% market share as compared to the 63.6% market share of their principal competitor, China Mobile Communications Corporation (including its subsidiaries). Historically, both operators have primarily offered services on a GSM platform. The GSM platform is the most popular technical format for cellular operators in Europe and most countries in Asia, and is used by operators including Deutsche Telekom, France Telecom, Singapore Telecom, and Vodafone. The CDMA platform is more popular in the U.S., Japan, and Korea, and is used by operators including Sprint, Verizon, KDDI, and SK Telecom. The CDMA platform is often considered to facilitate superior service for the consumer as compared to the GSM platform. In some markets, such as the U.S., the CDMA platform has been used as the basis for a distinct brand and service offering to compete against established GSM operators.

On 8 January 2002, the Company introduced CDMA services in the PRC, following the signing of the First CDMA Lease with Unicom New Horizon. The CU Operating Entities currently lease Capacity on the CDMA Network from Unicom New Horizon in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas pursuant to three agreements. These three agreements are:

(i)       the First CDMA Lease dated 22 November 2001 entered into among CUCL, Unicom New Horizon and Unicom Group in respect of the leasing of Capacity on the CDMA Network in the Twelve Provinces and Municipalities. Details of the terms of the First CDMA Lease were set out in the circular of the Company dated 28 November 2001;

(ii)      the Second CDMA Lease dated 20 November 2002 entered into among CUCL, Unicom New Horizon and Unicom Group in respect of the leasing of Capacity on the CDMA Network in the 9A Areas. Details of the terms of the Second CDMA Lease were set out in the circular of the Company dated 29 November 2002; and

(iii)     the Third CDMA Lease dated 20 November 2003 entered into among Unicom New World, Unicom New Horizon and Unicom Group in respect of the Leasing of Capacity on the CDMA Network in the 9B Areas. Details of the terms of the Third CDMA Lease were set out in the circular of the Company dated 26 November 2003.

Except for the Capacity to be delivered by Unicom New Horizon, the terms of the three agreements are in all material respects the same.

Since 8 January 2002, the Company has significantly grown the CDMA Business, with subscribers totalling approximately 25.8 million as of 30 September 2004, representing 24.0% of the Company’s total cellular phone service subscribers.

In respect of the First CDMA Lease, for each of the years ended 31 December 2002 and 2003 and for the six months ended 30 June 2004, the Lease Fee paid by CUCL to Unicom New Horizon amounted to RMB892 million (HK$838 million), RMB2.519 billion (HK$2.367 billion), and RMB1.940 billion (HK$1.823 billion), respectively.

In respect of the Second CDMA Lease, for the year ended 31 December 2003 and for the six months ended 30 June 2004, the Lease Fee paid by Unicom New Century (which has now been merged into and succeeded by CUCL) to Unicom New Horizon amounted to RMB997 million (HK$937 million), and RMB813 million (HK$764 million), respectively.

In respect of the Third CDMA Lease, for the six months ended 30 June 2004, the Lease Fee paid by Unicom New World to Unicom New Horizon amounted to RMB295 million (HK$277 million).

The Company’s controlling shareholder, Unicom Group, has the only licence, issued by the MII, to offer CDMA cellular services in the PRC.

Rationale for the Network Lease

The Management has informed us that it prefers to lease Capacity on the CDMA Network from Unicom New Horizon rather than construct the CDMA Network itself, principally because the CDMA Leases enable the Company to offer CDMA services without the risks associated with constructing and owning the CDMA Network. In particular:

(a)      The Company is able to benefit from the rights to exploit the extensive coverage of the CDMA Network without having to incur the costs of leasing all available Capacity.

(b)      The terms of the CDMA Leases are flexible and enable the Company to increase or decrease the amount of leased Capacity based on subscriber demand and the development of its CDMA Business.

(c)      The Company retains the flexibility of being able to purchase the CDMA Network in the future by exercising the Purchase Option.

On the above bases, we concur with the Management that the CDMA Leases enable the Company to offer CDMA services without the risks associated with constructing and owning the CDMA Network.

2.      Parties to the Continuing Connected Transactions Agreements

The Company

The Company is an integrated telecommunications provider providing cellular phone services in 30 provinces, municipalities and autonomous regions in China and is also engaged in the provision of international and domestic long distance phone, data communication (including Internet and IP telephony) and other related telecommunications value-added services throughout China. The Company offers both GSM services (the “GSM Business”) and CDMA services. According to the Company’s past public disclosure, as of 30 September 2004, the GSM Business and CDMA Business had 81.6 million customers and 25.8 million customers, respectively, and accounted for 59.3% and 30.3%, respectively, of the Company’s revenues in the nine months ended 30 September 2004.

For the nine months ended 30 September 2004, the Company reported revenues of RMB59.2 billion (HK$55.6 billion) and net income of RMB4.0 billion (HK$3.8 billion). The Company is listed on the Hong Kong Stock Exchange and the New York Stock Exchange.

As of the Latest Practicable Date, Unicom Group indirectly holds approximately 77.41% of the existing issued share capital of the Company and the Company owns 100% of the existing issued share capital of CUCL and Unicom New World.

CUCL

CUCL is a wholly-owned subsidiary of the Company incorporated in the PRC. As the Company’s original operating subsidiary, CUCL’s operations include the Company’s GSM Business and CDMA Business in 9 provinces and 3 municipalities (the Twelve Provinces and Municipalities), as well as the Company’s long distance, data, and Internet businesses. In addition, pursuant to a merger between CUCL and Unicom New Century, Unicom New Century was merged into CUCL on 30 July 2004. Unicom New Century’s operations included the Company’s GSM Business and CDMA Business in 6 provinces, 2 autonomous regions and 1 municipality (the 9A Areas).

Unicom New World

Unicom New World is a wholly-owned subsidiary of the Company incorporated in the PRC. The relevant legal procedures regarding CUCL’s merger with Unicom New World are ongoing. Unicom New World’s operations include the Company’s GSM Business and CDMA Business in 6 provinces and 3 autonomous regions (the 9B Areas). Upon completion of the relevant legal procedures, CUCL will assume the position of Unicom New World as the contracting party to the relevant Continuing Connected Transactions.

Unicom Group

Unicom Group is a telecommunications provider offering cellular, and paging services. It continues to offer GSM and CDMA mobile communications services in Guizhou province in the PRC. The combined market share of Unicom Group and the Company nationwide is 36.4%.

Unicom Group is a company owned by China’s State-owned Assets Supervision and Administration Commission and various state-owned enterprises. As of the Latest Practicable Date, Unicom Group indirectly holds approximately 77.41% of the existing issued share capital of the Company and 100% of the existing issued share capital of Unicom New Horizon.

Unicom New Horizon

Unicom New Horizon is a wholly-owned subsidiary of Unicom Group incorporated in the PRC. It was formed for the exclusive purpose of constructing the CDMA Network throughout China.

3.      Continuing Connected Transactions

CDMA Network Services Agreement

(i)     Interconnection Arrangements in the Twelve Provinces and Municipalities

The GSM and CDMA cellular networks operated by CUCL in the Twelve Provinces and Municipalities, as well as the national long distance network and IP telephony network, interconnect with the GSM and CDMA cellular networks in Guizhou Province and fixed line networks operated by Unicom Group. To enable CUCL and Unicom Group to provide such interconnection services relating to the CDMA Network, CUCL and Unicom Group entered into the CDMA Network Services Agreement with respect to the interconnection arrangements on 22 November 2001.

Interconnection settlement between Unicom Group’s networks and CUCL’s networks is based on relevant standards established from time to time by the MII. However, in the case of calls between cellular subscribers in different provinces, settlement is based on either the relevant standards established by the MII or an agreed settlement arrangement between CUCL and Unicom Group. Of the two settlement arrangements, CUCL is able to choose the more favourable arrangement. In respect of CUCL, the agreed settlement arrangement, which is based on the parties’ respective internal costs of providing this service, is currently more favourable than the settlement arrangement prescribed by the MII. If in future the arrangement prescribed by the MII were to be more favourable to CUCL, CUCL would settle on the basis of that arrangement.

(ii)    Roaming Arrangements in the Twelve Provinces and Municipalities

CUCL in the Twelve Provinces and Municipalities and Unicom Group in Guizhou province provide roaming services to each other’s CDMA cellular subscribers within their respective areas. To enable CUCL and Unicom Group to provide such roaming services, CUCL and Unicom Group entered into the CDMA Network Services Agreement with respect to the roaming arrangements on 22 November 2001 for an initial period of one year. The provision of the long distance telephone network by CUCL to Unicom Group will facilitate Unicom Group to execute the international roaming arrangements entered into with third party operators. Therefore, CUCL will be entitled to receive 50% of the international roaming revenue payable by third party operators to Unicom Group.

Charges for these services are calculated by reference to MII guidelines or based on CUCL’s and Unicom Group’s respective internal costs of providing the services, and will not exceed the rate to be obtained from any independent third party.

CDMA Leases

Terms of the CDMA Leases

The terms of the CDMA Leases are set out in the “Letter from the Board” in the Circular and include the following:

•         Unicom New Horizon shall plan, finance and construct the CDMA Network and shall ensure that all subsequent phases of the CDMA Network are constructed in accordance with the detailed specifications and timetable agreed between Unicom New Horizon and the relevant CU Operating Entity;

•         The relevant CU Operating Entity shall be responsible for the operation, management and maintenance of the CDMA Network in accordance with the relevant requirements of its CDMA Lease;

•         The relevant CU Operating Entity has the exclusive rights to provide CDMA services in the relevant service areas;

•         The First CDMA Lease became effective on 8 January 2002 for a term of one year. CUCL is entitled to renew such agreement on an annual basis and has been renewing such agreement in reality. The next renewal date will be 8 January 2005. The Second CDMA Lease became effective on 31 December 2002 for a term of one year. CUCL is entitled to renew such agreement on an annual basis and in effect such agreement was renewed on 31 December 2003. The next renewal date will be 31 December 2004. The Third CDMA Lease became effective on 31 December 2003 for a term of one year. Unicom New World is entitled to renew such agreement on an annual basis. The next renewal date will be 31 December 2004;

•         The relevant CU Operating Entity has the option to add or reduce the capacity leased by giving a specified period of advance notice to Unicom New Horizon. There is no requirement for the relevant CU Operating Entity to lease the Capacity on the CDMA Network for longer than one year after the date of delivery. Furthermore, the relevant CU Operating Entity may reduce the capacity leased after the first year by giving not less than 180 days’ prior written notice;

•         The Lease Fee will be calculated on a basis which would enable Unicom New Horizon to recover its investment in constructing the CDMA Network within 7 years, together with an internal rate of return of 8%;

•         Unicom New Horizon is responsible for a 3% business tax levied on the Lease Fee, which is not included in the Lease Fee calculation;

•         Unicom Group has unconditionally and irrevocably guaranteed the due and punctual performance by Unicom New Horizon of its obligations under the CDMA Leases. Unicom Group has also agreed to indemnify the relevant CU Operating Entity for any loss it may suffer as a result of any defect in any of the CDMA Network equipment or any loss caused by the negligence, default, act or omission of Unicom New Horizon or Unicom Group under the CDMA Leases or in connection with the CDMA Network;

•         The relevant CU Operating Entity may terminate the CDMA Leases by giving not less than 180 days’ prior written notice, with effect from the end of any contractual period in force. In addition, Unicom New Horizon or the relevant CU Operating Entity may terminate the CDMA Lease if the other party commits any continuing or material breach of the CDMA Lease. Unicom New Horizon is not otherwise permitted to terminate the CDMA Leases;

•         The relevant CU Operating Entity has the right to purchase the CDMA Network at any time during the period when the relevant CDMA Lease is still in force and within 1 year after the termination or expiry (without renewal) of the CDMA Lease. The purchase price shall be negotiated between Unicom New Horizon and the relevant CU Operating Entity, based on the appraised value of the CDMA Network determined by an independent asset appraiser in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions and other factors, provided that it will not exceed such price as would enable, after taking into account all Lease Fee payments made to Unicom New Horizon and all discounts on Lease Fee for delay, Unicom New Horizon to recover the Network Construction Cost together with an internal rate of return on its investment of 8%.

Cap Amount

For the year ending 31 December 2005, the aggregate annual Lease Fee for the First CDMA Lease, Second CDMA Lease and Third CDMA Lease shall not, in aggregate, exceed the cap of RMB11.52 billion (HK$10.82 billion).

Supplement to the Terms of the CDMA Leases

The CDMA Leases provide that all costs of operating and managing the CDMA Network shall be borne by the relevant CU Operating Entity. Also, the CDMA Leases provide that the relevant CU Operating Entity shall take all necessary or desirable steps to safeguard all parts of the CDMA Network and keep the CDMA Network in good repair and condition, subject to fair wear and tear, and shall maintain the CDMA Network in accordance with the generally accepted best practice of other mobile telecommunications operators in the PRC and shall bear all costs, fees and expenses arising from this maintenance (the “Maintenance Costs of a Non-capital Nature”).

The Management has informed us that, based on the principles of fairness and in order to clarify the implementation of the CDMA Leases, the relevant CU Operating Entity entered into a supplemental agreement on 22 November 2004 in respect of each CDMA Lease, which clarifies that Constructed Capacity Related Costs (as defined below) shall be borne by the relevant CU Operating Entity only in proportion to capacity actually leased under the relevant CDMA Lease. Such part of the Constructed Capacity Related Costs that corresponds to the proportion of capacity not actually leased under the relevant CDMA Lease shall be borne by Unicom New Horizon.

The Constructed Capacity Related Costs referred to above means those costs of operating and managing the CDMA Network which relate directly to the constructed capacity on the CDMA Network, including the rental fees for stations and base stations and related expenses including water and electricity charges, heating charges and fuel charges for the relevant equipment, as well as Maintenance Costs of a Non-capital Nature. The Constructed Capacity Related Costs do not relate to the calculation of the Lease Fees.

The substance of the other terms and conditions of each CDMA Lease remain unchanged.

Services Agreements

Equipment Procurement Services

Unicom I/E Co, a 95.0% owned subsidiary of Unicom Group, undertakes the business of procuring foreign and domestic telecommunications equipment and other materials. Unicom I/E Co provides integrated procurement services, including management of tenders, verification of technical specifications and installation services. Unicom Group (through Unicom I/E Co) currently provides Equipment Procurement Services to each of the relevant CU Operating Entities for the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas.

The Management has informed us that Unicom I/E Co has considerable experience in the procurement of equipment, both from foreign and domestic vendors. The Management believes that each of the CU Operating Entities and their branch entities can benefit from more favourable equipment purchase prices as a result of the bulk purchases made by Unicom I/E Co. Moreover, the CU Operating Entities will also be able to concentrate their resources on the operation of their core telecommunications businesses.

For the year ending 31 December 2005, the aggregate amount payable for Equipment Procurement Services relating to the First Services Agreement, Second Services Agreement and Third Services Agreement shall not, in aggregate, exceed the cap of RMB49.50 million (HK$46.51 million).

Each Services Agreement originally prescribed the charges for Equipment Procurement Services to be calculated at the rate of:

(1)     0.7% of the contract value in the case of imported equipment; and

(2)     0.5% of the contract value in the case of domestic equipment.

The Management has informed us that, upon recent review of the above rate arrangements, the relevant CU Operating Entities entered into an amendment agreement with Unicom Group with respect to the relevant Services Agreements on 22 November 2004 so as to amend the relevant Services Agreements in order to further enhance the benefits to the relevant CU Operating Entities. As such, from 1 July 2004, the charges for these Equipment Procurement Services will be calculated according to the following rate arrangements:

(1)      in the case of imported equipment, an agency fee at 0.55% of the contract value with an amount of up to US$30 million (HK$234 million) (inclusive), and an agency fee at 0.35% of the contract value with an amount in excess of US$30 million (HK$234 million); and

(2)      in the case of domestic equipment, an agency fee at 0.25% of the contract value with an amount of up to RMB200 million (HK$188 million) (inclusive), and an agency fee at 0.15% of the contract value with an amount in excess of RMB200 million (HK$188 million).

The Management has informed us that the revised rates reflect the lowered inventory risks of Unicom I/E Co in procuring equipment for the Company, which has maintained a good credit record with Unicom I/E Co. The original rates were set by reference to the costs of Unicom I/E Co in providing the Equipment Procurement Services. The revised rates reflect the lowered costs of Unicom I/E Co in providing the Equipment Procurement Services due to Unicom I/E Co’s increasing experience in the procurement of the type of telecommunications equipment required by the Company.

In addition, pursuant to the amendment agreement to each Services Agreement, Unicom Group has agreed to indemnify the relevant CU Operating Entity for any loss it may suffer as a result of any loss caused by any negligence, default, act or omission of Unicom Group or Unicom I/E Co in connection with the procurement of equipment under the relevant Services Agreement. The aggregate liability of Unicom Group for any claim under any Services Agreement shall not exceed the total amount of agency service fee payments made to Unicom Group under that Services Agreement.

The substance of the other terms and conditions of all Services Agreements remain unchanged.

Opinion

Terms of the CDMA Leases

On the basis that: (i) with the exception of the supplement to the terms of the CDMA Leases, the terms of the CDMA Leases are the same as the terms that have been approved by the Independent Shareholders previously, (ii) the 8% return on investment included in the calculation of the Lease Fee is less than the Company’s currently estimated weighted average cost of capital of approximately 11-13% based on the capital asset pricing model, (iii) the 8% return on investment does not allow Unicom New Horizon to earn an excessive return as it must pay a 3% business tax levied on the Lease Fee, which is not included in the Lease Fee calculation, as well as the cost of financing the network construction, and (iv) the supplement to the terms of the CDMA Leases would have the effect of reducing the amount of Constructed Capacity Related Costs assumed by the relevant CU Operating Entity and thus the Company, as well as the qualifications set out in this letter, we are of the view that the supplemented terms of the CDMA Leases are, solely from a financial point of view, (i) on normal commercial terms in the ordinary course of business, (ii) fair and reasonable in so far as the Independent Shareholders are concerned, and (iii) in the interests of the Company and its Shareholders as a whole.

Terms of the CDMA Network Services Agreement and the Services Agreements

On the basis that: (i) the terms, conditions and charges of the CDMA Network Services Agreement and the Services Agreements were determined in accordance with the appropriate tariffs and standards prescribed by the relevant PRC regulatory authorities and/or by reference to market rates and/or by reference to the cost, and will remain on no less favourable terms than those available to any independent party so far as the CU Operating Entities are concerned, (ii) the CDMA Network Services Agreement and the Services Agreements are designed as extensions to the Company’s similar existing arrangements with Unicom Group that have been fully disclosed in the Company’s Prospectus at the time of its IPO in 2000, and are intended to facilitate the growth of the Company, and in reliance upon representations made by the Directors that the CDMA Network Services Agreement and the Services Agreements are expected to be entered into in the ordinary and usual course of business, and on normal commercial terms, and the terms have been determined after arm’s length negotiation between the parties, (iii) the amendment to the terms of the Services Agreement would have the effect of reducing the charges for Equipment Procurement Services paid by the relevant CU Operating Entity and thus the Company, and (iv) the revised rates are based on the lowered costs of Unicom I/E Co in providing the Equipment Procurement Services, as well as the qualifications set out in this letter, we are of the view that the CDMA Network Services Agreement and the Services Agreements are, solely from a financial point of view, (i) on normal commercial terms in the ordinary course of business, (ii) fair and reasonable in so far as the Independent Shareholders are concerned, and (iii) in the interests of the Company and its Shareholders as a whole.

Caps on the relevant Continuing Connected Transactions for the financial year ending 31 December 2005

We have discussed with the Management the basis for setting the respective monetary limits for the leasing of Capacity on the CDMA Network and the Equipment Procurement Services, as well as the reasons for not imposing a monetary limit on the CDMA Network Services Agreement.

We consider the monetary limits imposed in relation to the leasing of Capacity on the CDMA Network to be reasonable on the following bases as informed to us by the Management:

(a)      The monetary limits for the leasing of Capacity on the CDMA Network have been determined with reference to historical transactions and figures as well as the Management’s estimates of the maximum amount of capacity which may be leased by the relevant CU Operating Entity for the year ending 31 December 2005. We understand from the Company that the estimation of the maximum amount of Capacity on the CDMA Network that may be leased by the relevant CU Operating Entity takes into account the fact that the Company has experienced a significant increase in the number of its CDMA subscribers since commencing operations in 2002 and the fact that Management is of the opinion, and we concur, that the number of its CDMA subscribers will continue to increase in line with the continuing improvement of the quality of the CDMA Network and successful marketing strategies of the relevant CU Operating Entity. The number of CDMA subscribers of the Company grew from 7.13 million as at 31 December 2002 to 23.73 million as at 30 June 2004 (including the CDMA Subscribers in the Twelve Provinces and Municipalities, the 9A Areas and the 9B Areas);

(b)     The level of the monetary limits have been set so as to (i) not hinder the ability of the Company to conduct its business in the ordinary course and, (ii) allow the Company to benefit from potential growth.

We consider the monetary limits imposed in relation to the Equipment Procurement Services to be reasonable on the following bases as informed to us by the Management:

(a)      The levels of the monetary limits for the Equipment Procurement Services have been set in reference to previous transactions conducted and the transaction amounts.

(b)     The levels have been set with reference to the importance of ensuring that the needs of the Company to obtain the equipment necessary to its business can be satisfied at all times in a cost-efficient way.

(c)      The levels have been set so as to (i) not hinder the ability of the Company to conduct its business in the ordinary course and, (ii) allow the Company to benefit from potential growth.

With respect to the lack of a monetary limit for the CDMA Network Services Agreement, the Management has informed us that the Company’s revenue depends on growth in its subscriber base and usage on its various networks, and any such growth will necessarily result in increased volumes under the CDMA Network Services Agreement. This is a factor beyond the control of the Company as it depends entirely on the usage of the subscribers. The Management believes that it is difficult to fix appropriate monetary limits for these transactions without potentially hindering the growth of the Company.

On the basis of the above and that the terms of the CDMA Network Services Agreement have been set by reference to appropriate tariffs and standards prescribed by the MII or an agreed settlement arrangement between the Company and the Unicom Group, and the Company will also be required to comply with certain requirements, including the disclosure of details of the Services Agreements in the Company’s annual reports and reviews by the independent directors and auditors of the Company, we consider that it is reasonable for the Management to have not imposed a monetary limit on the CDMA Network Services Agreement.

SUMMARY

Having considered the above principal factors and reasons, we draw your attention to the following key factors in arriving at our opinion:

(a)     With the exception of the supplement to the terms of the CDMA Leases, the terms of the CDMA Leases are the same as the terms that have been approved by the Independent Shareholders previously;

(b)     The 8% return on investment included in the calculation of the Lease Fee is less than the Company’s currently estimated weighted average cost of capital of approximately 11-13% based on the capital asset pricing model;

(c)     the 8% return on investment does not allow Unicom New Horizon to earn an excessive return as it must pay a 3% business tax levied on the Lease Fee, which is not included in the Lease Fee calculation, as well as the cost of financing the network construction;

(d)     The supplement to the terms of the CDMA Leases would have the effect of reducing the amount of Constructed Capacity Related Costs assumed by the relevant CU Operating Entity and thus the Company;

(e)     The monetary limits for the leasing of Capacity on the CDMA Network have been determined with reference to the Management’s estimates of the maximum amount of capacity which may be leased by the relevant CU Operating Entity for the year ending 31 December 2005;

(f)      The charges of the CDMA Network Services Agreement and the Services Agreements were determined based on appropriate tariffs/policies set by the relevant PRC regulatory authorities and/or by reference to market rates and/or by reference to the cost and/or after arm’s length negotiation between the parties involved based upon normal commercial terms and will remain on no less favorable terms than those available to any independent party so far as the CU Operating Entities are concerned;

(g)     The CDMA Network Services Agreement and the Services Agreements are designed as extensions to the Company’s similar existing arrangements with Unicom Group that have been fully disclosed in the Company’s Prospectus at the time of its initial public offering in 2000, and are intended to facilitate the growth of the Company, and in reliance upon representations made by the Directors that the CDMA Network Services Agreement and the Services Agreements are expected to be entered into in the ordinary and usual course of business, and on normal commercial terms, and the terms have been determined after arm’s length negotiation between the parties;

(h)     The amendment to the terms of the Equipment Procurement Services would have the effect of reducing the charges for the Equipment Procurement Services paid by the relevant CU Operating Entity and thus the Company;

(i)      The amendment to the terms of the Equipment Procurement Services is based on the lowered costs of Unicom I/E Co in providing the Equipment Procurement Services;

(j)      The monetary limits on the Equipment Procurement Services are determined based on the Company’s past transactions and transaction amounts;

(k)     The levels of the monetary limits have been set with reference to the importance of ensuring that the needs of the Company to obtain the equipment to its business can be satisfied at all times in a cost effective way;

(l)      The levels of the monetary limits have been set so as to (i) not hinder the ability of the Company to conduct its business in the ordinary course and, (ii) allow the Company to benefit from potential growth; and

(m)    With respect to the lack of a monetary limit for the CDMA Network Services Agreement, the Company’s revenue depends on growth in its subscriber base and usage on its various networks, and any such growth will necessarily result in increased volumes under the CDMA Network Services Agreement. This is a factor beyond the control of the Company as it entirely depends on the usage of the subscribers.

OPINION

Based upon and subject to the foregoing (including the qualifications set out in this letter), we are of the opinion as of the date hereof that, solely from a financial perspective, the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network) are (i) on normal commercial terms in the ordinary course of business, (ii) fair and reasonable in so far as the interests of the Independent Shareholders are concerned, and (iii) in the interests of the Company and its Shareholders as a whole. We would, solely from a financial point of view, advise the Independent Board Committee to make a recommendation to the Independent Shareholders to vote in favour of the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements on the CDMA Network).

Yours faithfully,
For and on behalf of
Lehman Brothers Asia Limited
Zhizhong Yang
Managing Director

APPENDIX	GENERAL INFORMATION

1.      Responsibility Statement

This Circular includes particulars given in compliance with the Hong Kong Listing Rules for the purpose of giving information with regard to the Company. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this Circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief there are no other facts the omission of which would make any statement herein misleading.

2.      Disclosure of Interests

As at the Latest Practicable Date, the interests and short positions of the Directors and the chief executive of the Company in any shares, underlying shares or debentures of the Company or any of its associated corporations (within the meaning of the SFO) which were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 under Part XV of the SFO (including interests and short positions which they were deemed or taken to have under the SFO) or which were required, pursuant to section 352 of the SFO to be entered in the register referred to therein or which were required, pursuant to the Model Code for Securities Transactions by Directors of Listed Companies, to be notified to the Company and the Hong Kong Stock Exchange, were as follows:

(i)      As at the Latest Practicable Date, options exercisable for an aggregate of 701,400 Shares had been granted to the following Directors under the Company’s Pre-Global Offering Share Option Scheme, all of which remained outstanding:

Name of Director	Personal Interest	Approximate percentage in the entire issued share capital of the Company
Shang Bing	204,400 Shares	0.002%
Zhao Le	204,400 Shares	0.002%
Liu Yunjie	292,600 Shares	0.002%

(ii)     As at the Latest Practicable Date, options exercisable for an aggregate of 7,156,000 Shares had been granted to the following Directors under the Company’s Share Option Scheme, all of which remained outstanding:

Name of Director	Number of Shares covered by options	Approximate percentage in the entire issued share capital of the Company
Shang Bing	876,000	0.007%
Tong Jilu	1,168,000	0.009%
Zhao Le	612,000	0.005%
Lo Wing Yan, William	554,000	0.004%
Ye Fengping	734,000	0.006%
Liu Yunjie	584,000	0.005%
Wu Jinglian	876,000	0.007%
Craig O. McCaw	876,000	0.007%
Shan Weijian	584,000	0.005%
Cheung Wing Lam, Linus	292,000	0.002%

Save as disclosed above, as at the Latest Practicable Date, none of the Directors had any interests and short positions in any shares, underlying shares or debentures of the Company or any of its associated corporations (within the meaning of the SFO) which were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 under Part XV of the SFO (including interests and short positions which they were deemed or taken to have under the SFO) or which were required, pursuant to section 352 of the SFO to be entered in the register referred to therein or which were required, pursuant to the Model Code for Securities Transactions by Directors of Listed Companies, to be notified to the Company and the Hong Kong Stock Exchange.

Save as disclosed herein, as at the Latest Practicable Date, none of the Directors is materially interested in any contract or arrangement subsisting at the date hereof which is significant to the business of the Group taken as a whole. Save as disclosed herein, as at the Latest Practicable Date, none of the Directors or their Associates has an interest in a business which competes or is likely to compete, either directly or indirectly, with the Company’s business.

As at the Latest Practicable Date, none of the Directors or any experts named in paragraph 7 of this Appendix has any direct or indirect interest in any assets which have been, since 31 December 2003 (being the date to which the latest published audited financial statements of the Company were made up), acquired or disposed of by or leased to any member of the Group, or are proposed to be acquired or disposed of by or leased to any member of the Group.

3.      Substantial Shareholders

As at the Latest Practicable Date, so far as the Directors were aware, the following persons were, directly or indirectly, interested in 5 per cent. or more of the issued share capital carrying rights to vote at general meetings of the Company (“Substantial Shareholders”):

	No. of Shares	Percentage of Shares held
Unicom Group	9,725,000,020	77.41%
A Share Company	9,725,000,020	77.41%
Unicom BVI	9,725,000,020	77.41%

Note:

Because of the fact that Unicom Group and A Share Company directly or indirectly control one-third or more of the voting rights at general meetings of Unicom BVI, in accordance with the SFO, the interests of Unicom BVI are deemed to be, and have therefore been included in, the interests of Unicom Group and A Share Company.

Save as disclosed herein, there is no person known to the Directors or chief executive of the Company who, as of the Latest Practicable Date, has an interest or short position in the shares and underlying shares of the Company which would fall to be disclosed to the Company under the provisions of Divisions 2 and 3 under Part XV of the SFO, or, who is, directly or indirectly, interested in 5 per cent. or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of the Group.

As at the Latest Practicable Date, the following Directors or proposed Directors of the Company are the Directors or employees of companies which have interests or short positions in the shares and underlying shares of the Company that is required to be disclosed to the Company pursuant to the provisions of Divisions 2 and 3 under Part XV of the SFO:

Directors of the Company		Positions held in Substantial Shareholders
Shang Bing	-	Director and President of Unicom Group
	-	Director and President of A Share Company
Tong Jilu	-	Director and Vice President of Unicom Group
	-	Director of A Share Company
Liu Yunjie	-	Director of A Share Company
Zhao Le	-	Director of Unicom BVI
Ye Fengping	-	Director of Unicom BVI

Proposed Director of the Company		Positions held in Substantial Shareholders
Chang Xiaobing	-	Chairman of Unicom Group

4.      Service Contracts

As at the Latest Practicable Date, none of the Directors had entered into any service contract with the Company or any member of the Group (excluding contracts expiring or determinable by the employer within one year without payment of compensation (other than statutory compensation)).

5.      Material Adverse Change

The Directors are not aware of any material adverse change in the financial or trading position of the Group since 31 December 2003, being the date of the latest published audited financial statements of the Company.

6.      Consents

Lehman Brothers has given and has not withdrawn its written consents to the issue of this Circular with the inclusion of its report and letter (as the case may be) in their respective form and content, and references to its name.

As at the Latest Practicable Date, Lehman Brothers does not have any shareholding in any member of the Group or any right, whether legally enforceable or not, to subscribe for or to nominate persons to subscribe for securities of any member of the Group.

7.      Qualifications of experts

The following are the qualifications of the professional advisers who have given opinions or advice contained in this Circular:

Names	Qualifications
Lehman Brothers Asia Limited	Licensed by the Securities and Futures Commission for Types 1, 2, 4 and 6 regulated activities under the SFO

8.      Miscellaneous

(a)     The Company Secretary is Yee Foo Hei (L L.B.), an associate member of The Hong Kong Institute of Company Secretaries and The Association of Chartered Certified Accountants in the U.K.

(b)     The registered office and head office of the Company is 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong.

(c)     Hong Kong Registrars Limited, the share registrar of the Company, is at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.

(d)     The English text of this Circular and form of proxy shall prevail over the Chinese text.

9.      Documents available for inspection

Copies of the following documents will be available for inspection at Freshfields Bruckhaus Deringer, 11th Floor, Two Exchange Square, Central, Hong Kong during normal business hours on any business day from the date of this Circular until 15 December 2004:

(a)     each of the CDMA Leases and its supplemental agreement;

(b)     each of the Service Agreements and its amendment agreement;

(c)     CDMA Network Services Agreement;

(d)     the letter of consent from Lehman Brothers dated 1 December 2004; and

(e)     the letter from Lehman Brothers to the Independent Board Committee dated 1 December 2004, the text of which is set out on pages 19 to 30 of this Circular;

NOTICE OF THE EXTRAORDINARY GENERAL MEETING

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the members of China Unicom Limited (the “Company”) will be held at Harcourt Room, Basement, Conrad Hotel, Pacific Place, 88 Queensway, Hong Kong on 23 December 2004 at 2:30 p.m., for the purposes of considering and, if thought fit, passing, with or without modifications, the following resolution as an Ordinary Resolution:

ORDINARY RESOLUTION

“THAT:

(a)   the terms of the Continuing Connected Transactions (as defined in the Circular to be issued by the Company on 1 December 2004 to its shareholders (the “Circular”)) (including those terms as supplemented or amended) be and are hereby generally and unconditionally approved (a copy of each of the Continuing Connected Transactions Agreements (as defined in the Circular) has been tabled at the meeting, initialled by the chairman of this meeting and for the purpose of identification marked “A”);

(b)   the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005) set out in the Circular be and are hereby generally and unconditionally approved; and

(c)   the directors of the Company be and are hereby authorised to do all such further acts and things and execute such further documents and take all such steps which in their opinion may be necessary, desirable or expedient to implement and /or give effect to the terms of the Continuing Connected Transactions.”

By Order of the Board
Yee Foo Hei
Company Secretary

Hong Kong, 30 November 2004

Notes:

1.       A member entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint one or more (not exceeding two) proxies to attend and, on a poll, vote on his behalf. A proxy need not be a member of the Company.

2.       In order to be valid, a form of proxy together with any power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of such power or authority, must be deposited at the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, not less than 48 hours before the time appointed for holding the Extraordinary General Meeting or at any adjournment thereof. Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or at any adjourned meeting should you so wish.

3.       In accordance with the Hong Kong Listing Rules, Unicom BVI, the controlling shareholder of the Company, and its respective Associates who are Shareholders will abstain from voting on the resolution to approve the terms of the Continuing Connected Transactions (including those terms as supplemented or amended) and the caps for the financial year ending 31 December 2005 on the relevant Continuing Connected Transactions (including no caps on the Interconnection and Roaming Arrangements of the CDMA Network for the financial year ending 31 December 2005). The votes to be taken at the Extraordinary General Meeting will be taken by poll, the results of which will be announced after the Extraordinary General Meeting.